During the
period ended June 30, 2010, the
following actions were taken by
the shareholders of certain of
the Portfolios:

A special meeting of shareholders
of The Fixed Income Opportunity
Portfolio was held on January 25,
2010. At the January 25, 2010 meeting
shareholders of The Fixed Income
Opportunity Portfolio approved new
portfolio management agreement with
the Trust and Pacific Investment
Management Company, LLC (PIMCO)
the results of the January 25,
2010 meeting are presented below:

1. Approval of a portfolio
management agreement between
the Trust, on behalf of The
 Fixed Income Opportunity
Portfolio and PIMCO.



                                                         % OF THE
                                                          OUTSTANDING    % OF
                                                           SHARES OF    VOTES
                                            SHARES VOTED THE PORTFOLIO IN FAVOR
                                            ------------ ------------- --------
Affirmative:..............................   50,130,325      87.20%      87.20%
Against:...................................           0       0.00%       0.00%
Abstain:...................................           0       0.00%       0.00%
                                             ----------      -----      ------
Total:.....................................  50,130,325      87.20%     87.20%
                                             ==========      =====      ======